Exhibit 99.1
Apollo Endosurgery, Inc. Reports 28% Revenue Growth in Third Quarter
Conference Call and Webcast to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (November 1, 2021) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the third quarter ended September 30, 2021 and recent corporate highlights.
Third Quarter 2021 Selected Financial Results
•Total revenue of $16.4 million, an increase of 28% compared to the third quarter of 2020
•Endoscopic Suturing System (ESS) revenue increased 34% and Intragastric Balloon (IGB) revenue increased 21% compared to the third quarter of 2020
•Gross margin of 56%
•Pro forma cash of $98.3 million, including net proceeds from October 2021 follow-on offering
Recent Corporate Highlights
•Announced that investigators of the Multi-Center ESG Randomized Interventional (MERIT) study reported data from the MERIT-Trial, which met its primary endpoints for safety and efficacy, with patients undergoing the Endoscopic Sleeve Gastroplasty (ESG) procedure achieving excess body weight loss of 49.2% at 12 months, improvements in weight-related comorbidities, and a serious adverse event rate of 2%;
•Submitted a De Novo classification request to the U.S. Food and Drug Administration seeking 510(k) classification and clearance for the Apollo ESGTM and Apollo REVISETM devices;
•Grew year-to-date revenue from Apollo's top 10 direct accounts by 100% compared to 2020;
•Continued X-Tack penetration in key accounts, with over 70% of third quarter 2021 revenue from repeat orders;
•Closed a follow-on equity offering that generated net proceeds of approximately $69.9 million to support continued growth-related investments and expand the institutional shareholder base; and
•Announced the publication of a multi-center study of Apollo's X-Tack System, demonstrating high success rates, ease of use, and economic value in the treatment of GI defects.
“In the third quarter, we continued to build momentum and energize our business in the U.S. and overseas, delivering strong financial performance for both revenue and gross margin,” said Chas McKhann, Apollo’s president and CEO. “Our recently completed follow-on financing enables us to thoughtfully invest in advancing large-scale opportunities to expand our addressable markets. For example, our recent De Novo 510(k) classification request for Apollo ESG and Apollo REVISE is based on well documented therapeutic solutions in categories where patients are increasingly seeking effective but less invasive alternatives. We are building a foundation for long-term value creation here at Apollo.”
Third Quarter Results
Total revenues of $16.4 million for the third quarter of 2021 increased $3.5 million, or 28%, compared to $12.8 million in revenue during the third quarter of 2020. Compared to the third quarter of 2020, U.S. product sales increased 30% and OUS increased 24%.
Compared to the third quarter of 2020, total ESS product sales increased $2.6 million or 34% and total IGB product sales increased $1.0 million or 21% due to the improvement in demand for our products, the launch of X-tack product in the U.S. earlier this year, and an increase in product sales in our distributor markets compared to the prior year quarter when those markets were still destabilized from the initial impact of the COVID-19 pandemic.
Gross margin increased to 56% for the third quarter of 2021 from 55% in the third quarter of 2020 due to higher product sales and unabsorbed overhead costs from reduced production volumes in the prior year quarter as a result of the COVID-19 pandemic.
Total operating expenses increased $5.2 million compared to the third quarter of 2020. The increase was due to the normalization of temporary cost controls that were implemented in response to the pandemic in the prior year and higher non-cash stock-based compensation expense of $1.5 million in the third quarter of 2021.

Net loss for the third quarter of 2021 was $6.7 million compared to $2.6 million for the third quarter of 2020.
Non-GAAP adjusted EBITDA, which excludes interest, taxes, depreciation, amortization, unrealized foreign exchange and stock-based compensation, in the third quarter 2021 was a loss of $2.5 million, compared to a loss of $0.3 million in the third quarter 2020.
Cash, cash equivalents and restricted cash were $28.5 million as of September 30, 2021, representing a net cash burn of $2.8 million for the third quarter.
In October, the Company completed a follow-on equity offering of 9,660,000 shares for gross proceeds of $75 million.
2021 Financial Outlook
Apollo expects full year 2021 revenue between $63-$64 million. The Company continues to monitor the potential and uncertain impact of the ongoing COVID-19 pandemic. Should hospitals or outpatient centers where the company's procedures are performed experience continued or additional surges in cases and need to defer elective procedures to preserve capacity for COVID-19 patients, the company's ability to achieve these financial projections could be adversely affected.
Conference Call
Apollo will host a live webcast audio call with slides today at 3:30 p.m. CT / 4:30 p.m. ET. Investors are invited to join the live call via webcast from the Investors section of the Company's corporate website at www.apolloendo.com. An audio-only option is available is available by dialing +1-973-528-0011 and referencing "Apollo Endosurgery Third Quarter 2021 Earnings Call." Investors who opt for audio-only will need to download the related slides at www.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com, shortly after completion of the call.
Non-GAAP Financial Measures
To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP Adjusted EBITDA and non-GAAP product sales percentage change in constant currency. Adjusted EBITDA is calculated as GAAP net loss, plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation and unrealized foreign exchange. Product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. These supplemental measures of our performance are not required by, and are not determined in accordance with GAAP. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included in the supplemental tables to this press release is a reconciliation of non-GAAP adjusted EBITDA to GAAP net loss.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the Company's financial outlook for future periods, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo’s ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo’s addressable markets; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2020 and its Form 10-Q for the period ended September 30, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$16,351	$12,826	$46,818	$29,188
Cost of sales	7,124	5,840	20,961	14,136
Gross margin	9,227	6,986	25,857	15,052
Operating expenses:
Sales and marketing	6,123	4,178	16,918	12,773
General and administrative	4,574	2,374	13,981	7,870
Research and development	2,567	1,522	7,045	5,484
Amortization of intangible assets	467	486	1,412	1,472
Total operating expenses	13,731	8,560	39,356	27,599
Loss from operations	(4,504)	(1,574)	(13,499)	(12,547)
Other (income) expenses:
Interest expense, net	1,342	1,335	4,028	3,895
Gain on forgiveness of PPP loan	—	—	(2,852)	—
Other (income) expense, net	721	(353)	(618)	2,574
Net loss before income taxes	(6,567)	(2,556)	(14,057)	(19,016)
Income tax expense	90	41	220	90
Net loss	$(6,657)	$(2,597)	$(14,277)	$(19,106)
Net loss per share, basic and diluted	$(0.23)	$(0.11)	$(0.52)	$(0.88)
Shares used in computing net loss per share, basic and diluted	29,020,443	23,110,524	27,542,182	21,798,336

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$6,722	$3,504	$10,226	$4,734	$2,928	$7,662	42.0%	19.7%	33.5%
IGB	2,006	3,890	5,896	1,853	3,021	4,874	8.3%	28.8%	21.0%
Other	215	14	229	272	18	290	(21.0)%	(22.2)%	(21.0)%
Total revenues	$8,943	$7,408	$16,351	$6,859	$5,967	$12,826	30.4%	24.1%	27.5%

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$18,977	$10,512	$29,489	$10,873	$7,211	$18,084	74.5%	45.8%	63.1%
IGB	5,570	11,042	16,612	3,511	6,688	10,199	58.6%	65.1%	62.9%
Other	689	28	717	854	51	905	(19.3)%	(45.1)%	(20.8)%
Total revenues	$25,236	$21,582	$46,818	$15,238	$13,950	$29,188	65.6%	54.7%	60.4%

Non-GAAP product sales percentage change in constant currency were as follows:

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	18.2%	32.9%	40.3%	60.9%
IGB	26.7%	19.7%	58.2%	58.4%
Total revenues	22.4%	26.7%	47.9%	49.2%

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted EBITDA
Unaudited (In millions)

	Three Months Ended September 30,
(Numbers in millions)	2021	2020
Net loss	$(6.7)	$(2.6)
Depreciation and amortization	0.8	0.9
Interest expense, net	1.3	1.3
Income tax expense	0.1	—
EBITDA	(4.5)	(0.4)
Add back significant items:
Stock-based compensation	1.5	0.6
Unrealized foreign exchange	0.5	(0.5)
Adjusted EBITDA	(2.5)	(0.3)